Exhibit 99

Piper Jaffray Companies, 800 Nicollet Mall, Minneapolis, MN 55402-7020 C O N T A C T Jennifer A. Olson-Goude Investor Relations and Corporate Communications Tel: 612 303-6277

F O R    I M M E D I A T E    R E L E A S E

Piper Jaffray Companies Announces

2012 Second Quarter Results

MINNEAPOLIS – July 25, 2012 – Piper Jaffray Companies (NYSE: PJC) today announced that for the quarter ended June 30, 2012, net income was $6.9 million, or $0.37 per diluted common share. These results compared to $10.7 million, or $0.55 per diluted common share, in the year-ago period and $2.9 million, or $0.15 per diluted common share, in the first quarter of 2012. For the second quarter of 2012, net revenues were $106.4 million, compared to $132.9 million in the second quarter of 2011 and $116.9 million in the first quarter of 2012.

Also, the firm is announcing that it is exiting the Hong Kong market by Sept. 30, 2012. The exit would occur through a shut down or sale of the operation. In either scenario, the firm expects to realize net cash proceeds of $13 to $18 million, primarily related to a U.S. tax benefit. For the second quarter of 2012, business results for this operation are reported as continuing operations. They will be reported as discontinued operations in the third quarter of 2012.

Three significant items impacted the second quarter 2012 financial results:

•	A $7.1 million, or $0.39 per diluted share, tax benefit resulting from the resolution of a state income tax matter.

•

A $3.9 million after-tax loss, or $0.21 per diluted share, ($3.9 million pre-tax) related to the Hong Kong capital markets business. Attached with this earnings release is a supplemental schedule providing the financial results of the Hong Kong capital markets business.

•	A $2.2 million after-tax, or $0.12 per diluted share, ($3.6 million pre-tax) restructuring charge for severance and occupancy-related charges.

“Results in Asia continued to weigh on our financial performance. However, our main operations performed reasonably well in the second quarter given the more difficult operating conditions. Total investment banking revenues increased compared to the sequential first quarter led by strong public finance activity and improved M&A revenues,” said Andrew S. Duff, chairman and chief executive officer. “Asset management fees held relatively steady but equity financings and institutional brokerage revenues were weaker due to the more difficult environment.”

Duff continued, “We took additional steps this quarter to improve our financial performance. First, we acquired $27 million of our common stock, bringing the total for the year to $42 million. Second, we pared headcount and identified additional non-compensation cost savings. Third, we will exit the Hong Kong market by Sept. 30. We believe that the Asia market provides a long-term growth opportunity; however, the current loss run-rate is not acceptable nor can we fund the required investment to build out our platform. For a number of months we have devoted considerable resources to evaluating and pursuing alternatives for the Asia business. We are evaluating these alternatives based on the best interests of our shareholders, clients and employees and will exit the market by the end of Sept.”

For the first six months of 2012, net income was $9.8 million, or $0.52 per diluted common share, down from $17.9 million, or $0.93 per diluted common share, in the first six months of last year.

Second Quarter Results

Consolidated Expenses

For the second quarter of 2012, compensation and benefits expenses were $66.5 million, down 17% and 9% compared to the second quarter of 2011 and the first quarter of 2012, respectively, due to lower financial results.

For the second quarter of 2012, compensation and benefits expenses were 62.5% of net revenues, compared to 60.4% and 62.2% for the second quarter of 2011 and first quarter of 2012, respectively. Compensation related to the Hong Kong capital markets business increased the compensation ratio by 1.9 percentage points for the second quarter of 2012, 0.3 percentage points for the second quarter of 2011, and 1.6 percentage points for the first quarter of 2012.

Non-compensation expenses were $38.3 million, or $34.7 million excluding the $3.6 million restructuring charge, compared to $35.4 million in the year-ago period and $31.8 million in the first quarter of 2012. Non-compensation expenses related to the Hong Kong capital markets business were $2.6 million for the second quarter of 2012, $2.3 million for the second quarter of 2011, and $1.8 million for the first quarter of 2012.

Business Segment Results

The firm has two reportable business segments: Capital Markets and Asset Management. Consolidated net revenues and expenses are fully allocated to these two segments.

Capital Markets

For the second quarter, Capital Markets generated a pre-tax operating loss of $2.1 million, or operating income of $1.4 million excluding the $3.5 million restructuring charge allocated to this segment, compared to $12.4 million in the year-ago period and $7.9 million in the first quarter of 2012. For the second quarter of 2012, the Hong Kong capital markets business generated a pre-tax operating loss of $3.9 million, compared to pre-tax operating income of $0.1 million in the second quarter of 2011, and a pre-tax operating loss of $2.9 million in the first quarter of 2012.

Net revenues were $89.5 million, down 21% and 10%, compared to the year-ago period and the first quarter of 2012, respectively.

•

Equity financing revenues of $13.1 million decreased 58% and 44% compared to the second quarter of 2011 and the first quarter of 2012, respectively. Industry-wide, capital raising for IPOs decreased during the second quarter due to increased uncertainty in the equity capital markets.

•

Fixed income financing revenues were $22.3 million, up 20% and 51% compared to the second quarter of 2011 and the first quarter of 2012, respectively. The improvement was driven by strong public finance underwriting activity.

•

Advisory services revenues were $15.6 million, down 14% compared to the second quarter of 2011, due to fewer completed M&A transactions in Europe, offset in part by a higher average fee on transactions. Advisory services revenue rose 38% compared to the first quarter of 2012, due to more completed M&A transactions in the U.S.

•

Equity institutional brokerage revenues were $17.6 million, down 17% compared to the second quarter of 2011, primarily driven by lower client volumes. Revenues decreased 21% compared to the first quarter of 2012, mainly due to lower client volumes and lower trading performance.

•

Fixed income institutional brokerage revenues were $20.7 million, down 11% and 28% compared to the second quarter of 2011 and the first quarter of 2012, respectively. The decrease in revenues was mainly driven by lower results from the firm’s strategic trading businesses and the Municipal Opportunities Fund. Helping to mitigate these lower results, the firm’s expanded middle market sales group generated higher revenues.

•

Operating expenses for the quarter were $91.6 million, ($88.1 million excluding the $3.5 million restructuring charge) down from the comparable quarters mainly due to lower compensation expenses. Operating expenses were $100.8 million in the second quarter of 2011 and $91.0 million in the first quarter of 2012.

•

For the second quarter of 2012, the segment pre-tax operating margin was -2.3% (1.6% excluding the $3.5 million restructuring charge), down from the comparable quarters due to lower revenues offset in part by reduced operating expenses. The segment pre-tax operating margin was 11.0% in the year-ago quarter and 7.9% in the first quarter of 2012.

Asset Management

For the quarter ended June 30, 2012, asset management generated pre-tax operating income of $3.7 million, down 21% and 17% compared to the second quarter of 2011 and the first quarter of 2012, respectively. Net revenues were $16.9 million, down 14% compared to the second quarter of 2011, due to lower performance and management fees. Net revenues decreased 6% compared to the first quarter of 2012.

•

Operating expenses for the quarter were $13.2 million, down 12% compared to the second quarter of 2011, due to lower compensation expenses. Operating expenses decreased 2% compared to the first quarter of 2012, due to lower compensation expenses offset in part by higher non-compensation expenses. Segment pre-tax operating margin was 22.1%, compared to 24.1% in the year-ago period and 25.1% in the first quarter of 2012. The decrease compared to both periods was mainly driven by lower revenues.

•

Assets under management (AUM) were $12.7 billion compared to $12.4 billion in the year-ago period and $13.2 billion in the first quarter of 2012. Compared to the sequential first quarter, the decrease in AUM was driven by market depreciation and net cash outflows.

Other Matters

In the second quarter of 2012, the firm repurchased $26.4 million, or 1.2 million shares, of its common stock at an average price of $22.00 per share. The firm has $17.9 million remaining on its share repurchase authorization, which expires on Sept. 30, 2012.

Additional Shareholder Information

	As of June 30, 2012		As of Mar. 31, 2012	As of June 30, 2011
Number of employees	980		1,006	1,047
Equity financings # of transactions Capital raised	15		22	24
	$1.6 billion	*	$3.4 billion	$6.8 billion
Tax-exempt issuance # of transactions Par value	164		139	151
	$2.6 billion		$2.3 billion	$1.9 billion
Mergers & acquisitions # of transactions Aggregate deal value	7		6	9
	$2.1 billion		$0.7 billion	$1.1 billion
Asset Management AUM	$12.7 billion		$13.2 billion	$12.4 billion
Common shareholders’ equity	$703.4 million		$721.8 million	$842.1 million
Annualized qtrly. return on avg. common shareholders’ equity(1)	3.8%		1.6%	5.8%
Book value per share:	$46.27		$44.15	$53.07
Tangible book value per share(2):	$29.84		$28.75	$29.25

*	Excludes Facebook IPO capital

Conference Call

Andrew S. Duff, chairman and chief executive officer, and Debbra L. Schoneman, chief financial officer, will hold a conference call to review the financial results Wed., July 25 at 9 a.m. ET (8 a.m. CT). The earnings release will be available on or after July 25 at the firm’s Web site at www.piperjaffray.com. The call can be accessed via webcast or by dialing (888)810- 0209 or (706)902-1361 (international) and referencing reservation #96211040. Callers should dial in at least 15 minutes prior to the call time. A replay of the conference call will be available beginning at approximately 11 a.m. ET July 25 at the same Web address or by calling (855)859-2056 and referencing reservation #96211040.

About Piper Jaffray

Piper Jaffray is an investment bank and asset management firm serving clients in the U.S. and internationally. Proven advisory teams combine deep industry, product and sector expertise with ready access to global capital. Founded in 1895, the firm is headquartered in Minneapolis and has offices across the United States and in London, Hong Kong and Zurich. www.piperjaffray.com

Cautionary Note Regarding Forward-Looking Statements

This press release and the conference call to discuss the contents of this press release contain forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are subject to significant risks and uncertainties that are difficult to predict. These forward-looking statements cover, among other things, statements made about general economic and market conditions for the second half of the year, the environment and prospects for capital markets transactions (including corporate advisory transactions for the second half of the year), cost reduction measures and the effect of the recent restructuring charge on non-compensation expenses in future periods, the exiting of the Hong Kong market and discontinuing our Hong Kong capital markets business (including the cash proceeds from the disposition, the restructuring charge, and anticipated timing), anticipated financial results generally (including expectations regarding revenue levels, operating margins, our compensation ratio, earnings per share, and return on equity), current deal pipelines (or backlogs), our strategic priorities (including growth in public finance, asset management, and corporate advisory), or other similar matters. These statements involve inherent risks and uncertainties, both known and unknown, and important factors could cause actual results to differ materially from those anticipated or discussed in the forward-looking statements, including (1) market and economic conditions or developments may be unfavorable, including in specific sectors in which we operate, and these conditions or developments, such as market fluctuations or volatility, may adversely affect our business, revenue levels and profitability, (2) the volume of anticipated investment banking transactions as reflected in our deal pipelines (and the net revenues we earn from such transactions) may differ from expected results if any transactions are delayed or not completed at all or if the terms of any transactions are modified, (3) our ability to manage expenses may be limited by the fixed nature of certain expenses as well as the impact from unanticipated expenses, (4) exiting the Hong Kong market and divesting our Asia capital markets business could cause us to incur unforseen expenses and have disruptive effects on our business, (5) we may not be able to compete successfully with other companies in the financial services industry, which may impact our ability to achieve our growth priorities and objectives, (6) our stock price may fluctuate as a result of several factors, including but not limited to, changes in our revenues and operating results, (7) hiring of additional senior talent may not yield the benefits we anticipate or yield them within expected timeframes, and (8) the other factors described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2011, and updated in our subsequent reports filed with the SEC (available at our Web site at www.piperjaffray.com and at the SEC Web site at www.sec.gov). Forward-looking statements speak only as of the date they are made, and readers are cautioned not to place undue reliance on them. We undertake no obligation to update them in light of new information or future events.

© 2012 Piper Jaffray Companies, 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402-7020

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Piper Jaffray Companies

Preliminary Unaudited Results of Operations

	Three Months Ended			Percent Inc/(Dec)		Six Months Ended
(Amounts in thousands, except per share data)	Jun. 30 2012	Mar. 31, 2012	Jun. 30 2011	2Q ‘12 vs. 1Q ‘12	2Q ‘12 vs. 2Q ‘11	Jun. 30 2012	Jun. 30 2011	Percent Inc/(Dec)
Revenues:
Investment banking	$50,324	$48,868	$67,062	3.0%	(25.0)%	$99,192	$114,103	(13.1)%
Institutional brokerage	32,145	45,331	37,800	(29.1)	(15.0)	77,476	86,031	(9.9)
Asset management	17,434	17,905	19,640	(2.6)	(11.2)	35,339	37,569	(5.9)
Interest	12,166	11,173	13,144	8.9	(7.4)	23,339	27,373	(14.7)
Other income	979	29	2,911	N/M	(66.4)	1,008	8,331	(87.9)

Total revenues	113,048	123,306	140,557	(8.3)	(19.6)	236,354	273,407	(13.6)

Interest expense	6,650	6,440	7,693	3.3	(13.6)	13,090	15,854	(17.4)

Net revenues	106,398	116,866	132,864	(9.0)	(19.9)	223,264	257,553	(13.3)

Non-interest expenses:
Compensation and benefits	66,487	72,679	80,291	(8.5)	(17.2)	139,166	155,745	(10.6)
Occupancy and equipment	7,653	7,880	8,992	(2.9)	(14.9)	15,533	17,440	(10.9)
Communications	5,310	6,353	6,203	(16.4)	(14.4)	11,663	12,814	(9.0)
Floor brokerage and clearance	2,088	2,220	2,219	(5.9)	(5.9)	4,308	4,685	(8.0)
Marketing and business development	6,262	5,121	6,725	22.3	(6.9)	11,383	12,935	(12.0)
Outside services	7,873	6,140	6,819	28.2	15.5	14,013	14,925	(6.1)
Restructuring-related expense	3,642	—	—	N/M	N/M	3,642	—	N/M
Intangible asset amortization expense	1,917	1,917	2,069	—	(7.3)	3,834	4,138	(7.3)
Other operating expenses	3,513	2,185	2,412	60.8	45.6	5,698	6,203	(8.1)

Total non-interest expenses	104,745	104,495	115,730	0.2	(9.5)	209,240	228,885	(8.6)

Income before income tax expense/(benefit)	1,653	12,371	17,134	(86.6)	(90.4)	14,024	28,668	(51.1)

Income tax expense/(benefit)	(5,767)	8,005	5,987	N/M	N/M	2,238	10,102	(77.8)

Net income	7,420	4,366	11,147	69.9	(33.4)	11,786	18,566	(36.5)

Net income applicable to noncontrolling interests	569	1,437	453	(60.4)	25.6	2,006	639	213.9

Net income applicable to Piper Jaffray Companies (1)	$6,851	$2,929	$10,694	133.9%	(35.9)%	$9,780	$17,927	(45.4)%

Net income applicable to Piper Jaffray Companies’ common shareholders (1)	$5,890	$2,480	$8,760	137.5%	(32.8)%	$8,344	$14,422	(42.1)%

Earnings per common share
Basic	$0.37	$0.15	$0.55	139.6%	(33.2)%	$0.52	$0.93	(43.9)%
Diluted	$0.37	$0.15	$0.55	139.6%	(33.1)%	$0.52	$0.93	(43.8)%

Weighted average number of common shares outstanding
Basic	15,932	16,072	15,840	(0.9)%	0. 6%	16,002	15,510	3.2%
Diluted	15,932	16,072	15,845	(0.9)%	0.5%	16,002	15,536	3.0%

(1)	Net income applicable to Piper Jaffray Companies is the total net income earned by the Company. Piper Jaffray Companies calculates earnings per common share using the two-class method, which requires the allocation of consolidated net income between common shareholders and participating security holders, which in the case of Piper Jaffray Companies, represents unvested restricted stock with dividend rights.

N/M — Not meaningful

Piper Jaffray Companies

Preliminary Unaudited Segment Data

	Three Months Ended			Percent Inc/(Dec)		Six Months Ended
(Dollars in thousands)	Jun. 30, 2012	Mar. 31, 2012	Jun. 30, 2011	2Q ‘12 vs. 1Q ‘12	2Q ‘12 vs. 2Q ‘11	Jun. 30, 2012	Jun. 30, 2011	Percent Inc/(Dec)
Capital Markets
Investment banking
Financing
Equities	$13,148	$23,443	$30,985	(43.9)%	(57.6)%	$36,591	$55,667	(34.3)%
Debt	22,256	14,769	18,583	50.7	19.8	37,025	28,249	31.1
Advisory services	15,557	11,290	18,134	37.8	(14.2)	26,847	31,558	(14.9)

Total investment banking	50,961	49,502	67,702	2.9	(24.7)	100,463	115,474	(13.0)

Institutional sales and trading
Equities	17,648	22,256	21,341	(20.7)	(17.3)	39,904	47,080	(15.2)
Fixed income	20,664	28,507	23,134	(27.5)	(10.7)	49,171	52,323	(6.0)

Total institutional sales and trading	38,312	50,763	44,475	(24.5)	(13.9)	89,075	99,403	(10.4)

Other income/(loss)	209	(1,414)	1,029	N/M	(79.7)	(1,205)	4,818	N/M

Net revenues	89,482	98,851	113,206	(9.5)	(21.0)	188,333	219,695	(14.3)

Operating expenses	91,570	90,995	100,802	0.6%	(9.2)%	182,565	200,031	(8.7)

Segment pre-tax operating income/(loss)	$(2,088)	$7,856	$12,404	N/M	N/M	$5,768	$19,664	(70.7)%

Segment pre-tax operating margin	(2.3)%	7.9%	11.0%			3.1%	9.0%

Asset Management
Management and performance fees
Management fees	$16,968	$17,221	$17,985	(1.5)%	(5.7)%	$34,189	$35,797	(4.5)%
Performance fees	218	424	1,629	(48.6)	(86.6)	642	1,746	(63.2)

Total management and performance fees	17,186	17,645	19,614	(2.6)	(12.4)	34,831	37,543	(7.2)

Other income/(loss)	(270)	370	44	N/M	N/M	100	315	(68.3)

Net revenues	16,916	18,015	19,658	(6.1)	(13.9)	34,931	37,858	(7.7)

Operating expenses	13,175	13,500	14,928	(2.4)	(11.7)	26,675	28,854	(7.6)

Segment pre-tax operating income	$3,741	$4,515	$4,730	(17.1)%	(20.9)%	$8,256	$9,004	(8.3)%

Segment pre-tax operating margin	22.1%	25.1%	24.1%			23.6%	23.8%

Total
Net revenues	$106,398	$116,866	$132,864	(9.0)%	(19.9)%	$223,264	$257,553	(13.3)%

Operating expenses	104,745	104,495	115,730	0.2	(9.5)	209,240	228,885	(8.6)

Total segment pre-tax operating income	$1,653	$12,371	$17,134	(86.6)%	(90.4)%	$14,024	$28,668	(51.1)%

Pre-tax operating margin	1.6%	10.6%	12.9%			6.3%	11.1%

N/M — Not meaningful

FOOTNOTES

(1)	Annualized quarterly return on average adjusted common shareholders’ equity

Adjusted common shareholders’ equity equals total common shareholders’ equity, including goodwill associated with acquisitions, less goodwill resulting from the 1998 acquisition of our predecessor company, Piper Jaffray Companies Inc., by U.S. Bancorp. Annualized return on average adjusted common shareholders’ equity is computed by dividing annualized net income by average monthly adjusted common shareholders’ equity. Management believes that annualized return on adjusted common shareholders’ equity is a meaningful measure of performance because it reflects equity deployed in our businesses after our spin off from U.S. Bancorp on December 31, 2003. The following table sets forth a reconciliation of common shareholders’ equity to adjusted common shareholders’ equity. Common shareholders’ equity is the most directly comparable GAAP financial measure to adjusted common shareholders’ equity.

(Amounts in thousands)	Average for the Three Months Ended Jun. 30, 2012	Average for the Three Months Ended Mar. 31, 2012	Average for the Three Months Ended Jun. 30, 2011
Common shareholders’ equity	$716,851	$721,087	$837,794
Deduct: goodwill attributable to PJC Inc. acquisition by USB	—	—	105,522

Adjusted common shareholders’ equity	$716,851	$721,087	$732,272

Annualized net income applicable to Piper Jaffray Companies	$27,406	$11,714	$42,775
Annualized quarterly return on average adjusted common shareholders’ equity	3.8%	1.6%	5.8%

(2)	Tangible common shareholders’ equity

Tangible shareholders’ equity equals total shareholders’ equity less all goodwill and identifiable intangible assets. Tangible book value per share is computed by dividing tangible shareholders’ equity by common shares outstanding. Management believes that tangible book value per share is a more meaningful measure of our book value per share. Shareholders’ equity is the most directly comparable GAAP financial measure to tangible shareholders’ equity. The following is a reconciliation of shareholders’ equity to tangible shareholders’ equity:

(Amounts in thousands)	As of Jun. 30, 2012	As of Mar. 31, 2012	As of Jun. 30, 2011
Common shareholders’ equity	$703,385	$721,779	$842,123
Deduct: goodwill and identifiable intangible assets	249,822	251,739	378,092

Tangible common shareholders’ equity	$453,563	$470,040	$464,031

Piper Jaffray Asia

Supplementary Information

(Amounts in thousands)	Three Months Ended Jun. 30, 2012	Six Months Ended Jun. 30, 2012	Year Ended Dec. 31, 2011
Revenues:
Investment banking	$956	$1,739	$9,754
Institutional brokerage	938	2,188	6,039
Asset management	—	—	—
Interest	28	54	154
Other income	—	1	53

Total revenues	1,922	3,982	16,000

Interest expense	25	31	4

Net revenues	1,897	3,951	15,996

Non-interest expenses:
Compensation and benefits	3,190	6,340	15,716
Occupancy and equipment	788	1,594	3,281
Communications	256	615	1,522
Floor brokerage and clearance	85	197	306
Marketing and business development	367	571	2,203
Outside services	296	543	1,695
Restructuring-related expense	—	—	—
Goodwill impairment	—	—	—
Intangible asset amortization expense	—	—	—
Other operating expenses	786	848	261

Total non-interest expenses	5,768	10,708	24,984

Loss before income tax expense	(3,871)	(6,757)	(8,988)

Income tax expense	24	60	1,926

Net loss	(3,895)	(6,817)	(10,914)

Net income applicable to noncontrolling interests	—	—	—

Net loss applicable to Piper Jaffray Companies	$(3,895)	$(6,817)	$(10,914)